Exhibit 4.1

HEXION U.S. FINANCE CORP.

HEXION NOVA SCOTIA FINANCE, ULC

THE GUARANTORS SIGNATORY HERETO

AND

WILMINGTON TRUST COMPANY

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 23, 2008

to

Indenture

Dated as of November 3, 2006

Second-Priority Senior Secured Floating Rate Notes due 2014

9 3/4% Second-Priority Senior Secured Notes due 2014

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of October 23, 2008 (this “Supplemental Indenture”), is by and between Hexion U.S. Finance Corp., a Delaware corporation (“Hexion U.S. Finance”), Hexion Nova Scotia Finance, ULC, a Nova Scotia unlimited liability company (“Hexion Nova Scotia”) and, together with Hexion U.S. Finance, the “Issuers”), Hexion Specialty Chemicals, Inc., a New Jersey corporation (“Hexion’), the Guarantors and Wilmington Trust Company, as trustee (the “Trustee”).

WHEREAS, the Issuers, Hexion and the Trustee have entered into that certain Indenture dated as of November 3, 2006, providing for the issuance of Second-Priority Senior Secured Floating Rate Notes due 2014 (the “Floating Rate Notes”) and 9 3 /4% Second-Priority Senior Secured Notes due 2014 (the “9 3/4% Notes”, and together with the Floating Rate Notes, the “Notes”);

WHEREAS, the Issuers originally issued $200.0 million principal amount of the Floating Rate Notes and $625.0 million principal amount of the 9 3/4% Notes;

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) provided that the consent of the holders of at least two thirds in aggregate principal amount of the Notes shall be required to release all or substantially all of the Collateral from the liens created pursuant to the Indenture and the Security Documents (subject to certain exceptions);

WHEREAS, the Issuers desire and have requested the Trustee to join with them in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of each Issuer, Hexion and of each Guarantor;

WHEREAS, (1) the Issuers have received the consent of the Holders of two thirds in principal amount of the outstanding Notes and have satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuers and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 9.06 of the Indenture, and (2) the Issuers have delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture; and

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Deletion of Definitions and Related References. Section 1.01 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1 Amendments to the Indenture. The Indenture is hereby amended by:

(i) deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

Section 4.02 (Reports and Other Information)

Section 4.03 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock)

Section 4.04 (Limitation on Restricted Payments)

Section 4.05 (Dividend and Other Payment Restrictions Affecting Subsidiaries)

Section 4.06 (Asset Sales)

Section 4.07 (Transactions with Affiliates)

Section 4.08 (Change of Control)

Section 4.09 (Compliance Certificate)

Section 4.10 (Further Instruments and Acts)

Section 4.11 (Future Guarantors)

Section 4.12 (Liens)

Section 4.13 (Maintenance of Office or Agency)

Section 4.14 (Impairment of Security Interest)

Section 4.15 (After-Acquired Property)

Section 4.16 (Limitation on Indenture Restricted Subsidiaries)

Section 4.17 (Limitation on Issuers)

Sections 5.01(a)(iii), 5.01(a)(iv), 5.01(a)(v), 5.01(b)(iii), 5.01(b)(iv), 5.01(c)(iii) and 5.01(c)(iv) (Merger, Consolidation, or Sale of All or Substantially All Assets)

Sections 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g), 6.01(h), 6.01(i), 6.01(j), 6.01(k), 6.01(l) and 6.01(m) (Events of Default);

(ii) deleting all references to the Collateral in the Indenture and the Notes including, without limitation, Article 11 of the Indenture and all references to the Collateral, the Security Documents and the Collateral Agent;

and

(iii) deleting all references to “Secured” in the title of the Indenture and from all references to the Notes in the Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Subject to Section 13.01 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3 Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

Section 3.4 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.5 Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.7 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of, or relating to, this Supplemental Indenture or the Notes.

Section 3.8 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

Section 3.9 Successors. All agreements of the Issuers, the Guarantors and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.10 Effectiveness. This Supplemental Indenture shall be effective upon execution hereof by the Issuers, Hexion, the Guarantors and the Trustee; provided however, that the provisions of Articles I and II of this Supplemental Indenture that do not relate to the termination of Liens under the Indenture shall be effective at the later of such execution and the time the Issuers accept for purchase at least a majority in principal amount of the outstanding Notes issued under the Indenture and the provisions of Articles I and II of this Supplemental Indenture that relate to the termination of Liens under the Indenture shall be effective at the later of such execution and the time the Issuers accept for purchase at least two thirds in principal amount of the outstanding Notes issued under the Indenture.

Section 3.11 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective (i) shall be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of [                ], 2008, the restrictive covenants of the Issuers and certain of the Events of Default have been eliminated, as provided in the First Supplemental Indenture, dated as of October 23, 2008. Reference is hereby made to said First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

and (ii) shall have the text of Section 9 “Security” of such Notes deleted and replaced with the words “Not Used.”

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year written above.

HEXION U.S. FINANCE CORP.

By:
Name:	George F. Knight
Title:	Senior Vice President and Treasurer

HEXION NOVA SCOTIA FINANCE, ULC

By:
Name:	George F. Knight
Title:	Senior Vice President and Treasurer

HEXION SPECIALTY CHEMICALS, INC.

By:
Name:	George F. Knight
Title:	Senior Vice President and Treasurer

BORDEN CHEMICAL FOUNDRY, LLC

BORDEN CHEMICAL INTERNATIONAL, INC.

BORDEN CHEMICAL INVESTMENTS, INC.

HEXION CI HOLDING COMPANY (CHINA) LLC

HSC CAPITAL CORPORATION

LAWTER INTERNATIONAL INC.

OILFIELD TECHNOLOGY GROUP, INC.

By:
Name:	Ellen G. Berndt
Title:	Vice President and Secretary

[First Supplemental Indenture to Hexion 2006 Indenture]

WILMINGTON TRUST COMPANY, as Trustee

By:
Name:
Title:

[First Supplemental Indenture to Hexion 2006 Indenture]